Exhibit 12.1

                               DELUXE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                       Six Months
                                          Ended                             Years Ended December 31,
                                         --------     -------------------------------------------------------------------------
                                      June 30, 1997     1996         1995         1994         1993         1992         1991
                                         --------     --------     --------     --------     --------     --------     --------
Earnings

Income from Continuing Operations
  before Income Taxes                    $132,444     $118,765     $169,319     $246,706     $235,913     $324,783     $295,493

Interest expense
(excluding capitalized interest)            4,872       10,649       13,099        9,733       10,070       15,371        8,220

Portion of rent expense under
long-term operating leases
representative of an interest factor        6,946       13,467       14,761       13,554       13,259       12,923       11,807

Amortization of debt expense                   61          121           84           84           84           84           71
                                         --------     --------     --------     --------     --------     --------     --------

TOTAL EARNINGS                           $144,323     $143,002     $197,262     $270,077     $259,326     $353,161     $315,591


Fixed charges

Interest Expense
(including capitalized interest)         $  5,122     $ 11,978     $ 14,714     $ 10,492     $ 10,555     $ 15,824     $  8,990

Portion of rent expense under
long-term operating leases
representative of an interest factor        6,946       13,467       14,761       13,554       13,259       12,923       11,807

Amortization of debt expense                   61          121           84           84           84           84           71
                                         --------     --------     --------     --------     --------     --------     --------

TOTAL FIXED CHARGES                      $ 12,129     $ 25,566     $ 29,559     $ 24,130     $ 23,898     $ 28,831     $ 20,868



RATIO OF EARNINGS
TO FIXED CHARGES:                            11.9          5.6          6.7         11.2         10.9         12.2         15.1

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